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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDENDS

        Indianapolis, Indiana—October 30, 2003 . . . Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced diluted funds from operations ("FFO") per share for the third quarter of 2003 of $0.93, compared to $0.93 (as restated) for the third quarter of 2002. Diluted earnings per share for the third quarter was $0.22 per share, compared to $0.32 for the third quarter of 2002. Third quarter 2003 results were impacted by the following events:

  •
  On October 8, 2003, SPG and Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX: WFA), announced the withdrawal of their tender offer for all of the outstanding common shares of Taubman Centers, Inc. (NYSE: TCO). As a result of this withdrawal, all costs related to the tender offer were expensed during the third quarter. The costs totaled $10.5 million, or $0.04 per share, impacting FFO and net income.

  •
  On September 10, 2003, the Federal District Court for the District of Minnesota issued its Order in the litigation brought by Triple Five of Minnesota, Inc. against the Company and other named defendants. While the Court did not find that the Company breached fiduciary duties to Triple Five of Minnesota, Inc., its Order nonetheless gives Triple Five the right, within nine months after the date of the Order, to purchase the Company's 27.5% partnership interest that the Company acquired from Teachers' Insurance and Annuity Association in October of 1999. According to the Order, if Triple Five buys the Company's partnership interest, the Company must disgorge all "net profits" received with respect to that interest.

    The Company believes that the Order contains numerous legal and factual errors and will appeal the Order to the Eighth Circuit. Even though the Company feels strongly about its arguments on appeal, it will take a reserve equal to $6 million as of September 30, 2003, which takes into account its estimate of the financial impact to the Company from the various elements of the Court's Order. This reserve impacts net income by approximately $0.02 per share. In addition, no further contribution to FFO will be recorded in subsequent periods by the Company with respect to its Mall of America partnership interest until such time as the issues in this litigation are resolved. For the third quarter of 2003, this impact reduced FFO by slightly less than $0.01 per share.

        Without giving effect to the events discussed above, diluted FFO for the third quarter of 2003 was $0.97 per share, compared with $0.93 for the third quarter of 2002, and diluted earnings per share for the third quarter was $0.29 per share, compared to $0.32 for the third quarter of 2002.

        For the nine months ended September 30, 2003, diluted FFO was $2.78 per share, compared to $2.51 (as restated) in 2002. Diluted earnings per share for the nine months ended September 30, 2003 was $0.78, compared to $1.47 in 2002. The decline in net income for the nine months is attributable to net gains on the sale of real estate, primarily the sale of the Company's interests in five "Mills-type" properties and a premium outlet center in the second quarter of 2002, in addition to the events described above for the third quarter of 2003.

        Without giving effect to the TCO and Mall of America items previously discussed, diluted FFO for the first nine months of 2003 was $2.82 per share, compared with $2.51 for the same period in 2002, and diluted earnings per share for the first nine months of 2003 was $0.85, compared to $1.47 for the same period in 2002.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Occupancy for mall and freestanding stores in the regional malls at September 30, 2003 was 91.9%, equal to the occupancy level at September 30, 2002. Comparable retail sales per square foot increased to $398 as compared to $391 at September 30, 2002, while total retail sales per square foot increased to $394 at September 30, 2003 as compared to $385 at September 30, 2002. Average base rents for mall and freestanding stores in the regional mall portfolio were $31.87 per square foot at September 30, 2003, an increase of $1.50 or 5%, from September 30, 2002. The average initial base rent for new mall store leases signed during the first nine months of 2003 was $40.80, an increase of $8.12 or 25% over the tenants who closed or whose leases expired.

        "Our results for the quarter, affected by the financial impact of expensing the TCO tender offer costs and the Mall of America Court Order, do not fully reflect the continued solid performance of our core business," said David Simon, chief executive officer. "Our core business fundamentals continue to demonstrate strength and stability. Regional mall occupancy remains steady, average base rents increased 5%, tenant sales increased roughly 2% after a successful back-to-school season, and releasing spreads for the first nine months were 25% higher than expiring rents. Our high-quality regional mall portfolio is performing to our expectations and in-line with our 2003 plan."

2003 Guidance

        The Company expects net income per share for the year to be within a range of $1.41 to $1.44 and FFO to be within a range of $4.00 to $4.03. This guidance range is slightly higher than the previous guidance range given, excluding the write-off of TCO tender offer costs and the Company's discontinuing the recording of contribution to FFO from the Company's interest in Mall of America. The following table provides the reconciliation of prior estimated diluted FFO per share to current estimated diluted FFO per share to estimated diluted net income per share.

For the twelve months ended December 31, 2003

	Low Range	High Range
Estimated funds from operations per share (guidance as of July 31, 2003)	$4.05	$4.08
Impact of write-off of TCO tender offer costs	(0.04)	(0.04)
Impact of cessation of FFO contribution from Mall of America interest	(0.03)	(0.03)
All other factors, net	0.02	0.02

Estimated funds from operations per share (guidance as of October 30, 2003)	$4.00	$4.03
Depreciation and amortization including our share of joint ventures	(2.55)	(2.55)
Loss on disposal or sale of assets, net	(0.12)	(0.12)
Impact of additional dilutive securities for FFO per share	0.08	0.08

Estimated net income per share	$1.41	$1.44

        This guidance is based on management's view of current market conditions in the regional mall business. The guidance ranges do not include property transactions, other than transactions that have already closed.

New Development Projects

        Las Vegas Premium Outlets, a 50/50 joint venture project developed by Simon and Chelsea Property Group, opened on August 1, 2003. Las Vegas Premium Outlets is a 435,000 square-foot, single-phase upscale outlet center located between Grand Central Parkway and Interstate 15, near the intersection of U.S. Route 95, approximately 2 1/2 miles from the north end of the Las Vegas Strip. Net project cost was approximately $88 million.

        The Company has three new development projects currently under construction:

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea. Also a 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. This upscale manufacturers' outlet shopping center will comprise 438,000 square feet. Net costs are expected to approximate $76 million and the project is scheduled to open in May of 2004.

  •
  Clay Terrace is a 570,000 square foot upscale lifestyle center located at the southwest corner of U.S. 31 and 146th Street, approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use regional shopping center project, incorporating a mix of "big box" anchor stores, specialty retail stores, unique restaurants and Class A office space. The center will also feature a Village Green for art shows, outdoor concerts and other activities, all designed to convey the look and feel of an urban main street. Simon owns the project in a 50/50 joint venture with Lauth Property Group. Gross costs are expected to approximate $108 million and the project is scheduled to open in the fall of 2004.

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project will be comprised of a village component with a mainstreet design and a community center. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. Initially, the Company will own 85% of this project until certain financial hurdles are met. Gross costs are expected to approximate $158 million and the project is scheduled to open in March of 2005.

        The Company also announced today that it expects to commence construction early in 2004 on two additional projects:

  •
  Firewheel Center will be a 785,000 square foot open air regional shopping center located at the intersection of State Road 190 and President George Bush Expressway and State Road 78 in Garland, Texas. The project will feature Foley's, Dillard's, AMC, Barnes & Noble, Circuit City, Sports Authority and Linens N' Things. The project will contain approximately 245,000 square feet of small shop space, four sit-down restaurants, plus 75,000 square feet of second level office space. Gross costs are expected to approximate $126 million and the project is scheduled to open in the fall of 2005. SPG will own 100% of this asset.

  •
  Wolf Ranch will be a 670,000 square foot retail shopping complex located at the southwest corner of I-35 and State Road 29 in Georgetown, Texas. It will be an open-air, mixed-use shopping center containing a mix of "big box" anchor stores, specialty retail stores and unique restaurants that will complement the fast growing north side of Austin, Texas and Williamson County. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens N' Things, Office Depot and PetsMart. Gross costs are expected to approximate $80 million and the project is scheduled to open in August of 2005. SPG will also own 100% of this asset.

Asset Expansions

        The following expansions or department store additions were completed during the third quarter of 2003:

  •
  In August, Nordstrom opened at Barton Creek Square in Austin, Texas along with 40,000 square feet of new small shop space.

  •
  In August, Kohl's opened in Lincolnwood Town Center in Lincolnwood, Illinois.

  •
  In September, Younkers opened at Bay Park Square in Green Bay, Wisconsin along with 67,000 square feet of new small shop space.

  •
  In September, Saks Fifth Avenue opened at Fashion Mall at Keystone in our hometown of Indianapolis.

Acquisitions

        On August 20, 2003, the Company purchased a 100 percent stake in Stanford Shopping Center, in Palo Alto, California, for $333 million. Stanford Shopping Center is one of the most successful regional malls in the United States with 2002 total sales in excess of $500 million and comparable tenant sales per square foot of approximately $600.

        The Company also announced today that it expects to complete a series of transactions that will increase its ownership in Kravco Investments L.P. (KI), a Philadelphia, Pennsylvania-based owner of regional malls, and Kravco Company (KC), its affiliated property management company. These transactions, which could close in the next 30 days, will increase SPG's ownership in KI to approximately 80% and in KC to 50%. Members of the family of Arthur Powell, one of the founders of these companies, will retain ownership of the remaining interests.

        SPG is acquiring interests in KI and KC from certain private investors, The Rouse Company and Westfield America Trust. SPG, Rouse and Westfield obtained their interests in Kravco in connection with the 2002 acquisition of assets from Rodamco North America, N.V. SPG currently owns approximately 18% of KI and 15% of KC.

        KI owns interests in seven regional malls, six of which are located in the Philadelphia metropolitan area. Included in the portfolio is an interest in the Plaza and Court at King of Prussia, one of the country's most successful regional malls. Sales per square foot of the KI mall portfolio for 2002 exceeded $400. KI also owns interests in three community shopping centers.

        KC manages a number of retail assets in addition to the KI portfolio and also operates a third-party development business. KC will continue to be headquartered in King of Prussia, PA.

        Total consideration to be paid by SPG in these transactions is approximately $300 million, including the assumption of its pro rata share of mortgage indebtedness. SPG expects to issue $120 million of perpetual preferred operating partnership units as part of the consideration. SPG expects the acquisition to be immediately accretive to its funds from operations.

        The Kravco transactions are subject to execution of definitive agreements and customary closing conditions.

Dispositions

        On October 1, 2003, the Company sold New Orleans Centre, a mixed-use project in New Orleans, Louisiana for approximately $36 million. A loss on the disposition of approximately $13 million is reflected in third quarter results.

Dividends

        Today the Company also announced a common stock dividend of $0.60 per share. This dividend will be paid on November 28, 2003 to shareholders of record on November 14, 2003.

        The Company also declared dividends on its three public issues of preferred stock, all payable on December 31, 2003 to shareholders of record on December 17, 2003:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share.

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share.

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

Forward-Looking Statements

        Estimates of future net income per share and FFO are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Standard Time (New York) tomorrow, October 31st. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a quarterly supplemental information package tomorrow morning which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 237 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states. The Company also holds interest in nine assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.simon.com.

SIMON(A)(B)(C)
Combined Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$337,571	$325,795	$1,002,974	$942,078
Overage rent	9,637	9,610	24,600	24,552
Tenant reimbursements	174,755	163,718	505,616	467,621
Management fees and other revenue	19,102	0	59,202	0
Other income	25,515	41,949	77,040	100,318

Total revenue	566,580	541,072	1,669,432	1,534,569
EXPENSES:
Property operating	86,575	84,479	247,662	233,772
Depreciation and amortization	127,822	123,526	374,350	346,661
Real estate taxes	57,129	53,687	168,572	156,800
Repairs and maintenance	18,769	18,446	62,192	52,798
Advertising and promotion	14,344	14,219	38,271	37,447
Provision for credit losses	2,301	2,182	11,029	6,805
Home and regional office costs	17,688	10,363	56,571	32,494
General and administrative	4,030	790	11,108	2,587
Costs related to withdrawn tender offer	10,500	0	10,500	0
Other	5,696	6,260	17,753	20,416

Total operating expenses	344,854	313,952	998,008	889,780
OPERATING INCOME	221,726	227,120	671,424	644,789
Interest expense	149,196	151,841	451,992	449,269

Income before minority interest	72,530	75,279	219,432	195,520
Minority interest	(888)	(1,811)	(3,307)	(6,369)
Gain (loss) on sales of assets and other, net	(5,146)	76	(5,122)	170,383
Gain (loss) from debt related transactions, net	0	(1,790)	0	14,349
Income tax expense of taxable REIT subsidiaries	(2,422)	0	(6,450)	0

Income before unconsolidated entities	64,074	71,754	204,553	373,883
Loss from MerchantWired, LLC, net	0	0	0	(32,742)
Income from other unconsolidated entities	24,015	22,933	70,989	66,183

Income before discontinued operations	88,089	94,687	275,542	407,324
Results of operations from discontinued operations	329	2,248	1,774	6,396
Loss on disposal or sale of discontinued operations, net	(12,935)	0	(25,693)	0

Income before allocation to limited partners	75,483	96,935	251,623	413,720
LESS:
Limited partners' interest in the Operating Partnership	14,244	19,514	47,917	94,618
Preferred distributions of the Operating Partnership	2,835	2,835	8,505	8,505

NET INCOME	58,404	74,586	195,201	310,597
Preferred dividends	(15,683)	(15,683)	(47,048)	(48,518)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$42,721	$58,903	$148,153	$262,079

SIMON(A)(B)
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
PER SHARE DATA:
Basic Earnings Per Common Share:
Income before discontinued operations	$0.28	$0.31	$0.89	$1.44
Discontinued operations	(0.05)	0.01	(0.10)	0.03

Net Income available to Common Shareholders	$0.23	$0.32	$0.79	$1.47

Percent Decrease	28.1%		46.3%
Diluted Earnings Per Common Share:
Income before discontinued operations	$0.27	$0.31	$0.88	$1.44
Discontinued operations	(0.05)	0.01	(0.10)	0.03

Net Income available to Common Shareholders	$0.22	$0.32	$0.78	$1.47

Percent Decrease	31.3%		46.9%

SELECTED REGIONAL MALL OPERATING STATISTICS

	September 30, 2003	September 30, 2002
Occupancy(D)	91.9%	91.9%
Average rent per square foot(D)	$31.87	$30.37
Total sales volume (in millions)(E)	$12,276	$11,980
Comparable sales per square foot(E)	$398	$391
Total sales per square foot(E)	$394	$385

SIMON(A)(B)
Reconciliation of Net Income to FFO(F)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002(G)	2003	2002(G)
Net Income(H)(I)	$58,404	$74,586	$195,201	$310,597
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	17,079	22,349	56,422	103,123
Plus: Depreciation and amortization from combined consolidated properties and discontinued operations	126,978	125,311	374,907	351,756
Plus: Simon's share of depreciation and amortization and other items from unconsolidated entities	36,218	34,365	108,721	107,654
Plus: (Gain)/Loss on sales of real estate and discontinued operations	18,081	(76)	30,815	(170,383)
Less: Gains on debt related transactions resulting from impairment charge	0	0	0	(14,056)
Less: Management Company gain on sale of real estate, net	0	0	0	(8,400)
Less: Minority interest portion of depreciation and amortization	(695)	(1,846)	(2,661)	(5,675)
Less: Preferred distributions and dividends	(18,518)	(18,518)	(55,553)	(57,023)

FFO of the Simon Portfolio	$237,547	$236,171	$707,852	$617,593

FFO of the Simon Portfolio	$237,547	$236,171	$707,852	$617,593
FFO Allocable to the LP Unitholders	(58,202)	(60,725)	(173,482)	(163,154)

Basic FFO Allocable to the Company	179,345	175,446	534,370	454,439
Impact of Series A, B and C Preferred Stock Conversion & Option Exercise(J)	10,407	9,268	29,647	27,972

Diluted FFO Allocable to the Company	$189,752	$184,714	$564,017	$482,411

Basic Weighted Average Shares Outstanding	189,165	185,532	188,445	178,013
Effect of Stock Options	895	729	786	678
Impact of Series A Preferred 6.5% Convertible Stock	0	1	0	1,228
Impact of Series B Preferred 6.5% Convertible Stock	12,491	12,491	12,491	12,491
Impact of Series C Cumulative Preferred 7% Convertible Units	1,968	0	1,319	0

Diluted Weighted Average Number of Equivalent Shares	204,519	198,753	203,041	192,410

Basic FFO Per Share:
Basic FFO Allocable to the Company	$179,345	$175,446	$534,370	$454,439
Basic Weighted Average Shares Outstanding	189,165	185,532	188,445	178,013
Basic FFO per Share	$0.95	$0.95	$2.84	$2.55
Percent Increase	0.0%		11.4%
Diluted FFO per Share:
Diluted FFO Allocable to the Company	$189,752	$184,714	$564,017	$482,411
Diluted Weighted Average Number of Equivalent Shares	204,519	198,753	203,041	192,410
Diluted FFO per Share	$0.93	$0.93	$2.78	$2.51
Percent Increase	0.0%		10.8%

SIMON(A)(B)(C)
Combined Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$14,822,113	$14,249,615
Less—accumulated depreciation	2,478,513	2,222,242

	12,343,600	12,027,373
Cash and cash equivalents	361,067	397,129
Tenant receivables and accrued revenue, net	275,994	311,361
Notes and advances receivable from Management Company and affiliates	—	75,105
Investment in unconsolidated entities, at equity	1,486,862	1,665,654
Goodwill, net	37,212	37,212
Deferred costs, other assets, and minority interest, net	600,242	390,668

Total assets	$15,104,977	$14,904,502

LIABILITIES:
Mortgages and other indebtedness	$10,000,254	$9,546,081
Accounts payable, accrued expenses and deferred revenue	621,416	624,505
Cash distributions and losses in partnerships and joint ventures, at equity	17,798	13,898
Other liabilities, minority interest and accrued dividends	187,779	228,508

Total liabilities	10,827,247	10,412,992

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	778,745	872,925
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	150,852	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 16,829,957 and 16,830,057 issued, and outstanding, respectively. Liquidation value $857,996 and $858,006, respectively.	814,602	814,254
Common stock, $.0001 par value, 400,000,000 shares authorized, 188,096,157 and 184,438,095 issued, respectively	19	18
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	3,736,234	3,686,161
Accumulated deficit	(1,148,359)	(961,338)
Accumulated other comprehensive income	13,587	(8,109)
Unamortized restricted stock award	(15,433)	(10,736)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,348,133	3,467,733

	$15,104,977	$14,904,502

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$220,789	$205,484	$649,292	$578,084
Overage rent	5,396	5,733	14,390	13,310
Tenant reimbursements	120,047	104,767	338,874	291,518
Other income	51,344	16,109	146,634	35,152

Total revenue	397,576	332,093	1,149,190	918,064
EXPENSES:
Property operating	77,904	57,560	214,501	155,368
Depreciation and amortization	67,103	58,928	196,814	170,606
Real estate taxes	34,039	31,560	104,525	92,019
Repairs and maintenance	18,205	18,268	56,852	47,395
Advertising and promotion	10,139	9,264	27,474	23,692
Provision for credit losses	3,394	1,499	9,354	3,920
Other	17,889	8,292	58,364	20,116

Total operating expenses	228,673	185,371	667,884	513,116
OPERATING INCOME	168,903	146,722	481,306	404,948
Interest expense	91,119	88,600	270,988	247,803

Income Before Minority Interest and Unconsolidated Entities	77,784	58,122	210,318	157,145
Income from unconsolidated entities	3,019	(1,667)	7,209	(160)
Minority interest	(178)	(389)	(539)	(389)

Income from Continuing Operations	80,625	56,066	216,988	156,596
Income from discontinued joint venture interests(K)	16	1,065	1,295	15,363

NET INCOME	$80,641	$57,131	$218,283	$171,959

Third-party investors' share of Net Income	$50,528	$33,232	$128,387	$101,247

Our share of Net Income	30,113	23,899	89,896	70,712
Amortization of Excess Investment	6,098	5,711	18,907	17,203

Income from Unconsolidated Joint Ventures	$24,015	$18,188	$70,989	$53,509

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$8,826,865	$8,160,065
Less—accumulated depreciation	1,570,167	1,327,751

	7,256,698	6,832,314
Cash and cash equivalents	247,050	199,634
Tenant receivables	202,425	199,675
Investment in unconsolidated entities	19,355	6,966
Other assets	207,854	190,561

Total assets	$7,933,382	$7,429,150

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$5,764,397	$5,306,465
Accounts payable and accrued expenses	269,780	289,793
Other liabilities	84,210	66,090

Total liabilities	6,118,387	5,662,348

Preferred units	152,450	125,000
Partners' equity	1,662,545	1,641,802

Total liabilities and partners' equity	$7,933,382	$7,429,150

Our Share of:
Total assets	$3,248,423	$3,123,011

Partners' equity	$657,616	$724,511
Add: Excess Investment, net	811,448	831,728

Our net investment in joint ventures	$1,469,064	$1,556,239

Mortgages and other notes payable	$2,382,622	$2,279,609

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON(A)
Footnotes to Financial Statements
Unaudited

Notes:

(A)
On December 31, 2002, Simon Property Group, Inc. merged with its paired share affiliate, SPG Realty Consultants, Inc. The Statements of Operations and Balance Sheets represent the combined, condensed financial statements of Simon Property Group, Inc. and SPG Realty Consultants, Inc. for 2002.

(B)
The results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
On January 1, 2003, the Company's partnership subsidiary, Simon Property Group, L.P., acquired all of the remaining equity interests of M.S. Management Associates, Inc. ("MSM"). MSM provides management, leasing and other services for certain of the Company's properties. MSM is now a wholly owned consolidated taxable REIT subsidiary ("TRS") of Simon Property Group, L.P. As of January 1, 2003, financial results of MSM are reported on the consolidated method. New line items on the Statements of Operations as a result of the consolidation are: Management fees and other revenue, Home and regional office costs, General and administrative expense, and Income tax expense of taxable REIT subsidiaries. In prior years, a portion of Home and regional office costs and General and administrative expense incurred by MSM was allocated to the consolidated properties and reported as Property operating expense. Effective with the consolidation of MSM, this allocation is eliminated in 2003 and the allocations in 2002 have been reclassified to conform with the current year presentation. Home and regional office costs include salary and benefits, office rent, office expenses and information services expenses incurred in the Company's home office and regional offices. General and administrative expense represents the costs of operating as a public company and includes such items as stock exchange fees, public and investor relations expenses, executive officers' compensation expenses, audit fees, and legal fees.

(D)
Includes mall and freestanding stores.

(E)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(F)
As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(G)
FFO for the quarter and nine months ended September 30, 2002 have been restated to reflect the Company's losses on debt-related transactions previously reported as extraordinary under GAAP and share of impairment of technology assets, reducing FFO by a net $1.8 million, or $0.01 per share for the quarter, and a net $26.4 million, or $0.10 per share for the nine months.

(H)
Includes our share of gains on land sales of $2.9 million and $11.4 million for the three months ended September 30, 2003 and 2002, respectively, and $23.7 million and $28.4 million for the nine months ended September 30, 2003 and 2002, respectively.

(I)
Includes our share of straight-line adjustments to minimum rent of $0.6 million and $1.4 million for the three months ended September 30, 2003 and 2002, respectively, and $4.5 million and $6.8 million for the nine months ended September 30, 2003 and 2002, respectively.

(J)
Includes dividends of Series A, B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series A shares impacted only the 2002 results as they were converted during 2002.

(K)
Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of September 30, 2003.

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  Exhibit 99.2
SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS AND DECLARES QUARTERLY DIVIDENDS
SIMON(A)(B)(C) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A)(B) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A)(B) Reconciliation of Net Income to FFO(F) Unaudited (In thousands, except as noted)
SIMON(A)(B)(C) Combined Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON(A) Footnotes to Financial Statements Unaudited